EXHIBIT 99.2

Operator: Greetings and welcome to the Capstone Companies' Fourth Quarter and Full Year 2015 Financial Results.  At this time, all participants are in a listen-only mode and a brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Garett Gough, Investor Relations for Capstone.  Thank you, Garett.  You may now begin.

Garett Gough: Thank you, Rob, and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call with me today are Stewart Wallach, Capstone's President and Chief Executive Officer; and Gerry McClinton, Capstone's Chief Financial Officer.

As you are aware, we may make some forward-looking statements during today's presentation.  These statements apply to future events, which are subject to risks and uncertainties as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in the earnings release as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found at capstonecompanies.com or at sec.gov.  Yesterday afternoon, we released our fourth quarter and full year financial results press release, which if you have not already seen that, it can be found on our website, capstonecompanies.com.

I also want to mention that today Stewart is joining the call remotely as he is travelling and as a result we just want to apologize in advance for any connection issues that may occur, we don't anticipate anything, but just in case so you know what's going on.

With that, Stewart, I'll turn it over to you.

Stewart Wallach: Thank you, Garett, and good morning to everybody.  I appreciate your time with us today.  Before introducing Gerry McClinton to review the financial results, I'd like to take a moment to discuss a few points that have attributed to the financial results for yearend 2015.

Continuing our discussions during our third quarter webcast, I am pleased to speak to you today and confirm that the numerous changes the Company embraced through 2015 have paid off.  We underwent significant changes in areas of management, sales, marketing, product development, and the strengthening of our Hong Kong operations to support our brand expansion.  We began to see the results of this in Q3 15, which was a record quarter for the Company.  At the same time, we looked forward into Q4 and anticipated a strong year-end finish.  Our 2015 full year revenue results are the strongest in the history of the Company.  We closed the year out ahead of expectations, delivering $15.9 million in revenue.  Moreover—which is significant, our Q1 2016 activity is shaping up nicely with an estimated $1.9 million of revenue anticipated.  There were many factors that contributed to this growth, all of which were mapped out in our 2015 strategic planning.

So at this point, I'll turn this over to Gerry to share the details with you about our year end 2015 results and then following his review, I'll come back with a few closing comments, and then we'll open the question-and-answer session.  Thank you.  Gerry?
Gerry McClinton: Thank you, Stewart, and good morning, everyone.  Before we review the numbers, I would like to provide some information that might assist you in better understanding the financial results and provide further insight into Management's strategic decision making process.  The Company's annual financial performance results from the execution of its strategic plan, that served to guide Management over the course of the year.

Governed by the financial resources available to us, we are very selective in how we allocate the funds to support strategic initiatives.  We built the Company to a level of sustainability and cash flow that structurally and strategically prepares the Company for the next level of growth.  In order to support sustained revenue growth and continue to expand our product lines and categories, the Company's infrastructure must also continue to develop.  Funding required to develop new product launches must also be available and allocated.  The Company's 2015 financial performance is a culmination of these strategic decisions and management of its funds and resources.  So let's review the numbers.

Net revenue for the year ended December 31, 2015, was approximately $15.9 million compared to $13.6 million in 2014.  That's an increase of $2.3 million from 2014.  The strong revenue performance is attributed to new product launches in 2015 and the strategic decision to develop new products for expansion into overseas markets which contributed approximately $1.1 million of the total revenue for the year.  We have continued to invest in retail support programs.  This revenue increase was achieved after we had provided $833,000 of product promotional allowances to retailers, so that they could aggressively support retail sales movement and develop product awareness for the new items' launch.  These allowances are a reduction to sales and ultimately reduce net income accordingly but these significant investments in retail support programs have proven effective in product placement and consumer loyalty.  The revenue improvement is a direct result of the strategic decisions made by Management in 2014 and is a strong indicator as to the direction the Company is moving.

Cost of sales for the year ended December 31, 2015, were $12.1 million compared to $10.8 million in the prior year.  That's an increase of $1.3 million from 2014 and a direct result of increased sales volume in 2015.  This represents 76.1% and 79.6% of net revenue in 2015 and 2014, respectively.  As a percent of net sales, cost of sales decreased by approximately 3.6% compared to 2014.  Now despite rising labor costs in China, the combined impact of the lower cost of oil and the appreciation of the US dollar against the Chinese currency has resulted in overall material and product costs remaining steady during the year.  This cost stability was also accomplished through the local presence of our Hong Kong based sourcing team through strategic volume, materials buying, and negotiations with our factory suppliers.

Gross profit for the year ended December 31, 2015, was approximately $3.8 million, an approximate increase of $1 million from 2014 gross profit of $2.8 million.  Gross profit as a percentage of net sales was 24% for the year compared to 20.4% for 2014, a gross profit improvement of 3.6% of revenue.  Higher gross profit was the result of higher revenue, the introduction of new products with better margins and the stabilization of the factory costs.  Total operating expenses were $2.8 million in 2015 as compared to $2.9 million in 2014, a net reduction of $91,000, but during 2015 we continued to incur strategic and planned expenses in infrastructure and product development projects that were necessary to support future revenue growth.

Sales and marketing expenses for the year ended December 31, 2015, were approximately $315,000, compared to $316,000 in 2014.  During 2015, the Company added new sales representatives for certain major accounts resulting in increased sales commission; we made the first royalty payments to the new branded license launched in 2015; and the Company continued its marketing strategy with increased investment in the National Hardware Trade Show.  Compensation expenses were approximately $1.3 million in 2015, a reduction of $74,000 from $1.4 million expensed in 2014.  This slight reduction is mainly the result of the replacement of a management position with a consultant and was offset by an increase in related professional fees for the year.  Professional fees for 2015 were approximately $270,000, compared to $190,000 in 2014, an increase of $80,000.  Professional fees also increased by $25,000 for additional accounting and tax services support in Hong Kong and in the US.  In 2015, consulting fees were approximately $55,000 higher than last year as we engaged a consultant to support sales operations.

Product development expenses for 2015 were approximately $295,000 as compared to $374,000 in 2014, a reduction of $79,000.  Expenses in 2015 were reduced as most of the initial product development and certification costs related to Capstone's power control technology and other new products were incurred in 2014.  In 2015, we continued to invest in product design, electrical engineering, product prototyping, testing, and regulatory certification by outside third party labs, to support the release of many new items for 2016.  The Company also incurred additional testing expense in having specific products certified for global markets to support the international sales initiative.  Other general and administration expenses for 2015 and '14 were approximately $588,000 and $605,000 respectively, a reduction of $17,000.  Interest expense for the year, ending December 31, 2015, was approximately $317,000, a reduction of $11,000 as compared to $328,000 expensed in 2014.  Now despite the significant increase in revenue and related funding required, interest expense for 2015 has been reduced.  This resulted from the negotiation of favorable payment terms with our overseas factory suppliers, the expanded availability of our credit line at Sterling National Bank and the effective cash flow management of funds available.

Net Income for the year ended December 31, 2015, was approximately $699,000.  For the year ended December 31, 2014, the Company had a net loss of $437,000.  The $1.1 million net income improvement resulted from the $2.3 million increase in net revenue, the gross profit percent increase to 24% of sales, which resulted in gross profit improvement of a million dollars, and combined reductions in total operating and interest expenses has resulted in a further $100,000 of net income over 2014.  I will note at 2015 we also provided $7,500 for a tax provision.  In order to support sustained revenue growth, continued product expansion including outlays for product research and development and investments in strategic marketing initiatives, must occur.  Our principal sources of liquidity are; cash on hand, cash generated from operations, availability under our bank lines, and director funding when required.  We believe that our borrowing capacity provides the Company with the financial resources needed to run operations and reinvest in our business.

So let's review some funding activities.  Operating activities; cash used in operating activities was $1.8 million in 2015 compared with approximately $5.1 million provided by operating activities in 2014.  With the high sales volume in the fourth quarter, outstanding accounts receivable increased by $4.6 million since 2014.  This cash usage was partially offset by $1.5 million increase in accounts payable and net income of $699,000.  Our cash flows from operations are primarily dependent on our net income adjusted for non-cash expenses and the timing of collections of receivables, inventory levels, and payment to suppliers.

Investing activities; cash used for investing activities in 2015 was approximately $88,000 compared to $90,000 in 2014.  The Company has continued to invest in new product mold tooling.  With the Company's product expansion into new LED home lighting categories, the Company's future capital requirements will increase.  We believe that our Hong Kong Management Team will continue to be able to maintain favorable payment terms with our factories that may reduce the amounts of upfront cash we will need to have available when initiating a new project.  Management believes that our cash flow from operations and additional borrowing will provide funding for necessary capital expenditures.

Financing activities; net cash provided by financing activities for the year ended December 31, 2015 was approximately $2 million, compared to $5.2 million used in 2014.  During 2015, we received approximately $2 million of additional loan financing from Sterling National Bank that helped to finance the large increase in accounts receivable at year end.  I would like to note that this is a temporary loan and is repaid from the proceeds of the accounts receivables when collected.  At December 31, 2015, the Company was in compliance with all of the covenants pursuant to existing credit facilities.  Management believes that our cash flow from operations, continued support from Sterling National Bank, and support of our Directors, will provide sufficient financial resources for the Company in 2016.

This concludes my financial summary for 2015.  I'll now turn the call back to Stewart.

Stewart Wallach: Thank you, Gerry.  As you can see, the Company has not only delivered on its revenue expectations, but as indicated by the way Q1 is shaping up, the momentum is continuing into 2016.  Along those lines, as we speak today, the backlog supporting Q2 should generate minimum revenues in the area of $4.5 million, which would translate the first half in excess of $6.5 million.  Our product development activities are running at full pace to ready the Company for the National Hardware Show.  This is always a stressful and demanding time on our Team but everyone is highly motivated and positive as they see like yourselves, the results of their hard work.  We will be presenting an expanded bath vanity line.  We will be launching products that fall into the category of home automation while expansions will also take place in our handheld lighting and power failure product lines.  In fact, I will be making a trip overseas shortly to visit with some of the new factories and sign off on new products planned for the Hardware Show.

I should also point out that the Hoover Home LED brand which we confined to one major partner in 2015, started shipping at the beginning of 2016.  The initial response by the consumers has been very strong.  In fact, reorders of the program have contributed to our current Q2 2016 backlog.  As we proceed through 2016, we will continue to focus on new product concepts and ideas in our areas of expertise.  We will continue to take advantage of our operating leverage by maintaining a lean headcount and controlling our overhead.  We remain consistent and committed to driving our long-term value through continued innovative product development, ongoing product line expansions, and leveraging our brand portfolio, which are at the core of the Company's strategies.

In closing, I trust you now have a better understanding and appreciation of the accomplishments we achieved in 2015 and the related results.  To our long-term shareholders, I thank you for your continued support and to our new and prospective shareholders, it is a very productive time for our Company and I look forward to sharing more on our achievements and progress in the months ahead.

Thank you again for your time today.  Now, I believe Aimee received some questions that we can address at this time.  Amy?

Aimee Gaudet: Thank you, Stewart.  Yes, we received several questions via e-mail that we'd like to address first prior to opening up our phone lines.  The first one is actually directed towards Gerry.  Are you still on track for 2016 revenue of $20 million?

Gerry McClinton: Yes, we are still on track for $20 million.  Sales and marketing have reported strong product placement and we are already booking backlog into the third and fourth quarters.  So the answer to that is, yes.

Aimee Gaudet: Okay, great.  Question two, Stewart, I believe you may be able to give some insights to this Shareholder's question.  I am interested in buying some Capstone LED replacement bulbs with CPC technology.  There are frequent power failures where I live.  You stated they would be available in February.  Do you know where I can purchase Capstone CPC blubs?

Stewart Wallach: All right, let me point out that from the time I've mentioned they would be available in February, the dynamics of the LED market has driven product pricing down substantially.  This caused a challenge for us.  Eight months ago, for instance, an A19, a regular 60 watt LED bulb was selling for approximately $9.99 at retail.  Today that same bulb is selling at $2.50 to $3.50.  Now because the consumer will weigh the value of power failure relative to the cost of a bulb without power failure, we needed to aggressively reengineer and cost-down our product.  We also put the product out for bid with other bulb manufacturers.  I am happy to say we have accomplished our desired cost reductions and although this delayed us a couple of months, we anticipate the products will be on the shelf in the summer.  The products are in fact under production as we speak.  So it was a significant undertaking but of course we took advantage of the market conditions as exports from China are down and LED productivity is significantly up.  So we were able to align ourselves with some very ambitious factories that work closely with us on this.

Aimee Gaudet: Great, thank you.  Next question, can CAPC still maintain an 18% net margin?

Gerry McClinton: Let me answer that one, Stewart.  We believe we can maintain the 18% operating margin.  In the fourth quarter, we made a strategic decision to invest $770,000 for promotional allowances to retailers to promote our products in 2016.  This type of investment has provided tremendous benefit to the Company, but as a result, our operating margin for the fourth quarter 2015 was $667,000, or 9.3% of sales, not the 18%.  However, when you blend our annual sales of promotion and non-promotion, this becomes a realistic net margin for the year.

Aimee Gaudet: Great, thanks, Gerry.  This question was directed to Stewart.  If you went on vacation for one year and you could only follow one metric about your Company, what would that metric be?

Stewart Wallach: First of all, I'd like to say going on vacation for one year is off the table but that being said, I would have to say operating income.  It's all encompassing as much as we like to focus on revenue growth because I feel our management team keeps our costs in control, the operating income would be the most critical number for me.

Aimee Gaudet: Okay, great.  Next question, back in 2014, you announced a strategic alliance with Light Engine.  Could you tell us what this has meant so far and what it might mean in the future?

Stewart Wallach: Good question.  I'm glad you brought that up.  As stated in our strategic update in August 2014, our alignment with Light Engine was driven by our need to accelerate product development and to fortify our supply base without being limited in the areas of R&D and engineering.  Since our initial alliance, Light Engine has played a vital role in the engineering and finalization of the CPC technology which was developed by AC Kinetics for Capstone.  Conversely, where we thought their manufacturing would benefit us, their operating overheads do not allow them to be as competitive as other factories which have recently surfaced can be, particularly in areas of light bulb development.  Moreover as export industries I mentioned earlier in China are down, a number of factories that recognize Capstone as a major US importer have aggressively pursued our business and we are benefiting from that activity.

Aimee Gaudet: Okay, great.  Thank you.  Next question, why hasn't Capstone moved from the Pink Sheets to the New York Stock Exchange or similar exchange, Shareholder value would certainly benefit as would Capstone.

Stewart Wallach: Well, exchanges like New York Stock Exchange or NASDAQ require that a company and its securities meet several criteria in order to be considered for listing.  Today, Capstone Company stock is not meeting all of that required criteria for listing on either of those two exchanges.  The requirements are available on the New York Stock Exchange and NASDAQ websites if you'd like to get more familiar with that, but we are certainly working towards that goal.

Aimee Gaudet: Okay.  Okay, this is regarding record sales.  With the difficulty many of us have experienced finding Capstone products on the shelf during this past Christmas season, where are these record sales occurring?

Stewart Wallach: I should point out that we have found that the warehouse club channels are best suited for our business model when you consider the following.  One; the warehouse club channels are constantly reviewing innovative products and are not driven by an annual buying calendar.  Two; they prefer and buy on direct to import basis, and three; their sales per square foot are the strongest in retail.  Now, this does not mean that our programs are not being reviewed by other big boxes; Container Store, Home Depot, Target, Walmart, and these are typically, however, driven by annual reviews and from the time the review process starts to the time they actually make product selection and products find their way on the shelves could be anywhere from six to nine months.  Also, these annual reviews and the volumes are not as great as the sales we generate from the warehouse club channels.  To answer your question directly, this past season in particular, we had record sales at both Costco and Sam's Clubs.

Aimee Gaudet: Okay.  This question has come up a couple of times.  Does the Company have any plans to up-list in the near future?

Stewart Wallach: Well as I just referenced, we've not announced any plans to up-list in the near future.  We do understand the value in up-listing to a more recognized exchange and if we decide to take this action, of course, it would be announced publicly via press release and in the form of an 8-K, but we are continually evaluating it and working diligently to have the Company meet criteria.

Aimee Gaudet: Okay, great.  Next question, Capstone seems to be focused on big box retailers.  What can you do to increase distribution channels?

Stewart Wallach: Well, we'll always be focused on the big box retailers.  However, big box retailers within additional distributions, for instance drug and grocery even beauty supply chains which are very prevalent today.  Without going into detail at this point, for competitive reasons, we are working on LED related products that are unique to what we currently sell.  We anticipate feedback from the market at the National Hardware Show, they will particularly appeal to drug and grocery and the beauty supply chains.

Aimee Gaudet: Okay.  Is there one particular SKU that you are especially excited about and why?

Stewart Wallach: The thing that excites me about any particular SKU is revenue and growth.  So along those lines, our surface mounted accent lights, some people commonly refer to them as puck lights, they have done exceedingly well at the point of sale.  So, I would have to say that that is the one program that I'm particularly excited about.

Aimee Gaudet: Okay.  It looks like there's just a few more questions.  This one's directed towards Gerry.  With the continued revenue growth, does the Company have sufficient credit lines in place to expand the business?

Gerry McClinton: Well, let me share this.  Over the years, we have developed a strong relationship with Sterling National Bank and they continue to fully support all of our strategic initiatives.  Sterling has reaffirmed that additional funding required for revenue growth will be available to us.  There's also our overseas offices.  They negotiate favorable payment terms with our factories and as in the past, our Directors will provide order funding as needed.  I don't see a shortage of funds being an issue for expansion purposes at all.

Aimee Gaudet: Good news.

Gerry McClinton: Yes.

Aimee Gaudet: Thanks, Gerry.  Actually, this one is for you as well.  Interest for the year has been reduced from $327,000 down to $317,000.  What can be done to reduce interest expense even further?

Gerry McClinton:

Considering we made $700,000 of net income after incurring $317,000 of interest expense, reducing interest is a major goal for us.  In 2015, we managed cash flow well as our revenue increased by $2.3 million, while interest expense declined.  The Directors that provide funding for overseas purchases have reduced the interest rate in 2016 by 4% which will certainly help but the biggest expense comes from aged director loans that previously funded working capital, that allowed us to build the infrastructure we have today.  Repayment of those loans are our prime objective.  Our source of cash is our net profits, and our goal is to gradually payoff these loans as cash flow becomes available, but one thing to note as the Company expands, we need to balance expansion funding against paying off these old debts.

Aimee Gaudet: Okay.  This last question is for Stewart.  Will Capstone consider a Dutch auction to buyback outstanding shares?

Stewart Wallach: Our priority, and we've been consistent on this, is investment in organic growth and given the resources available to us, as we expand, we do not believe a share buyback program is applicable at this point in time.  Again, we are continually reevaluating on a regular basis ways of increasing Shareholder value but our current focus is the organic growth and to achieve the numbers that we're discussing in today's webcast.  I will point something out.  I did receive the notes about some people wanting to hear a little bit more about our growth.  When you consider that right now we're looking at the front half in excess of $6.5 million and Gerry alluded to the Q3 backlog already building, I would say that the $20 million 2016 revenue number, is not only achievable but may in fact be conservative.  We're very, very ambitious right now with our product placement, and more importantly, the product is pulling through very nicely.  Now this doesn't mean that we don't have a failure from time to time, when we say a failure meaning that the product doesn't meet retail expectation.  This is the key to our business model in that we continually innovate and offer new products for expansion.  So the $20 million number that may seem to be a very bold number, particularly in light of the fact that your CEO doesn't like to offer guidance, is a number we are comfortable with.

So, on that note we'll close there.  Aimee, do we have any other calls coming in or any other questions?

Aimee Gaudet: I don't see anyone in the queue right now.  Rob, do you have anybody waiting in the queue.

Operator: None at this time but if they'd still like to ask a question, they may press star one on their telephone keypad.

Stewart Wallach: All right.

Operator: Yes, we did just have a question come in that is from the line of Barry Cohen.  Please go ahead with your question.

Barry Cohen: Yes, good morning.  I wanted to congratulate you on your year end and I have a few simple questions.  One; are you worried about the majority of your sales coming from single sources or a few sources?

Stewart Wallach: Let me point out that first of all, Barry, thanks for participating.  The nature of big box retail particularly over the last 10 to 15 years, due to the extensive consolidation, is that there simply are not that many places to sell any longer.  It's somewhat humorous.  I used to say that all the Northeast chains didn't go out of business, they just became Walmart and the reality is that this consolidation affects everybody.  Now, when you look at a consolidation of that nature and then you look at the business model that we developed, our focus is on the two largest retailers in the country today.

Barry Cohen: Gotcha and you're confident with these relationships with these big box…

Stewart Wallach: Absolutely and in addition to which, Barry, one of the nice aspects of the business is, they're working six to nine months out and because they're comfortable with direct import, we're able to turnover product without significant investments.  That meaning, we're not sitting with warehouses full of inventory.

Barry Cohen: Gotcha.  All right, last…

Stewart Wallach: We're very confident.

Barry Cohen: Last question…

Garett Gough: This is Garett.  I just want to chime in on that last note.  Stewart had also commented that we are looking at more than just those warehouse channels, is just that the sales from them take a little bit longer but they're also, we're also talking with them as well, as Stewart pointed out earlier in the call.

Barry Cohen: Gotcha.  A lot of Investors are obviously concerned about shareholder value, myself included, who owns a percentage of this business and you look at the volume on a day that basically you're reviewing 10-Ks and there is less than $2,000 of shares traded, and that's why probably so many people want to know why there isn't a move towards either a Dutch Auction or simply trying to fulfill the issues with going onto a real exchange.

Stewart Wallach: Well…

Barry Cohen: How do you comment about that?

Stewart Wallach: Well, we—I think we briefly touched on that.  Listen, I'm the single largest Shareholder and I can tell you as you probably know I haven't sold one share of stock nor has my family in the last six years.  I'm very bullish on the Company but I also recognize the fact that the capital structure needs to be addressed which in turn will address the liquidity issue.  But we do have to meet certain criteria and we are working towards that end.

Barry Cohen: Right.

Stewart Wallach: It really isn't—Barry, it really isn't magic.  It's not even rocket science in anyway.  It's a very practical path which a Company like ourselves should and will follow when the opportunity presents itself.  I will say this, when you consider penny stock arena, we are really an exceptional display of what a Company can be.  We don't operate like a typical penny stock company and we do not pump the stock through stock promotion, although at times I am often reminded about what the Company was many, many years ago, which to this day still amazes me because the Company didn't even have any revenue many, many years ago and yet the stock value was definitely higher.  We're the real deal.  It's a real Company.  We're doing business with the most respected companies in the world today and we are finally breaking through the threshold of profitability and I feel that this conversation will probably reoccur later in the year and we may in fact even have a more favorable plan to share with you.

Barry Cohen: Terrific.  Thank you for your time and good luck for the next year.

Stewart Wallach: Thank you and thank you for participating again.

Barry Cohen: Gotcha.

Stewart Wallach: Anything else?

Operator: No, there are no additional phone questions.

Stewart Wallach: All right, if we could wrap that up then Rob I would appreciate it.

Aimee Gaudet: Great, thanks.

Garett Gough: Thank you.

Operator: Thank you and this concludes today's teleconference.  You may disconnect your lines at this time and we do thank you for your participation.